UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard

Kenner, Louisiana 70062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2004

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Sizeler Property Investors, Inc. (the “Company”) will be held at The Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida, on Friday, May 7, 2004, at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 19, 2004 are entitled to receive notice of and to vote at the Meeting or any adjournments thereof.

The Company’s Board of Directors would like to have as many stockholders as possible present or represented at the Meeting. If you are unable to attend in person, please vote, sign, date and return your enclosed proxy card promptly or use the convenience of telephone or Internet to authorize the Proxies to vote your shares. Postage is not required for mailing proxy cards in the United States. The Company will reimburse stockholders mailing proxy cards from outside the United States for the cost of mailing.

By Order of the Board of Directors

THOMAS A. MASILLA, JR.

President

DATED: April 5, 2004

STOCKHOLDERS ARE URGED TO AUTHORIZE THE PROXIES TO VOTE YOUR SHARES USING TELEPHONE OR INTERNET VOTING OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

April 5, 2004

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard

Kenner, Louisiana 70062

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2004

The following information is furnished in connection with the Annual Meeting of Stockholders of Sizeler Property Investors, Inc. (the “Company”) to be held on Friday, May 7, 2004, at 10:00 a.m., local time, at The Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida (the “Meeting”). A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained from the Company’s Secretary, 2542 Williams Boulevard, Kenner, Louisiana 70062. A copy of the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) is available without charge upon written request to the Company’s corporate offices or from the Securities and Exchange Commission’s web site at www.sec.gov. This Proxy Statement, Annual Report and the form of proxy will first be sent to stockholders on or about April 5, 2004.

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy for the Meeting is being solicited by the directors of the Company. Any person giving a proxy may revoke it any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing the proxy and voting in person.

The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained InvestorCom, Inc. (“ICOM”) to assist with the solicitation of proxies and will pay ICOM a fee of $6,000 plus reimbursement of out-of-pocket expenses for its services.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The record date for determining shares of common stock, $0.0001 par value per share, of the Company (“Shares”), entitled to vote at the Meeting has been fixed at the close of business on March 19, 2004. On that date there were 13,132,487 Shares outstanding. The holders of Shares are generally entitled to one vote for each Share on each matter submitted to a vote at a meeting of stockholders. Pursuant to the Company’s Bylaws, directors will be elected by a plurality of the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

The presence, in person or by properly executed proxy, of the holders of Shares entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding Shares is necessary to constitute a quorum. Shares represented by a properly signed, dated and returned proxy card and Shares represented by a proxy authorized via telephone or the Internet, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) owned beneficially, as of January 16, 2004, more than five percent of the outstanding Shares except as described in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding (1)
Sidney W. Lassen 2542 Williams Boulevard Kenner, LA 70062	741,458	(2)	5.6%

Deer Isle Partners, L.P. Deer Isle Management, L.L.C. David M. Brown 860 Fifth Avenue Suite 18A New York, NY 10021	741,300	(3)	5.6%

Palisade Capital Management, L.L.C. One Bridge Plaza Suite 695 Fort Lee, NJ 07024	1,055,755	(4)	8.0%

Citigroup Inc. 399 Park Avenue New York, NY 10043	859,333	(5)	6.5%

(1)	Based on the number of Shares outstanding on March 19, 2004 which was 13,132,487 Shares.
(2)

These Shares include (i) 7,500 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Lassen; (ii) 230,000 Shares Mr. Lassen has the right to acquire pursuant to exercisable options granted under the Company’s 1986 Stock Option Plan (the “1986 Stock Option Plan”) and the Company’s 1996 Stock Option Plan, as amended (the “1996 Stock Option Plan”); (iii) 82,500 Shares owned directly by Sizeler Realty Co., Inc. (“Sizeler Realty”), in which Mr. Lassen owns an approximate 16% interest and the balance is owned by Mr. Lassen’s wife and her family; (iv) 60,000 Shares owned by a limited liability company of which Mr. Lassen is manager and Mr. Lassen’s wife owns an approximately 26% interest; and (v) 18,000 Shares owned by a Lassen family partnership. These Shares do not include (i) 11,800 Shares with respect to which Mr. Lassen’s daughter, Jill L. Botnick, has voting and investment power; (ii) 5,000 Shares held by Mr. Lassen’s wife; and (iii) 30,000 Shares owned by I. William Sizeler, brother of Mr. Lassen’s wife. Mr. Lassen disclaims beneficial interest in, and voting or investment power over, the Shares described in the preceding sentence; and he disclaims beneficial interest in all the Shares held by the limited liability company and in all but 1.9% of the Shares held by the Lassen family partnership, respectively items (iv) and (v) in the first sentence of this note.

(3)	Based upon a Schedule 13D dated April 14, 2000 filed with the SEC that indicates that Mr. Brown has sole voting and dispositive power with respect to 18,000 Shares and shared voting and dispositive power with respect to 723,300 Shares, 666,200 Shares of which is shared with Deer Isle Management, L.L.C. and Deer Isle Partners, L.P. Mr. Brown is the managing member of Deer Isle Management, L.L.C., which is the general partner of Deer Isle Partners, L.P.
(4)	Based upon an amended Schedule 13G dated February 13, 2004 filed with the SEC by Palisade Capital Management, L.L.C. (“Palisade”), Martin L. Berman, Steven E. Berman and Jack Feiler. The amended Schedule 13G indicates that Palisade has sole voting and dispositive power with respect to 1,031,436 Shares held on behalf of Palisade’s clients in accounts over which Palisade has complete investment discretion. In addition, Martin Berman has sole voting and dispositive power with respect to 10,055 Shares, Steven Berman has sole voting and dispositive power with respect to 1,000 Shares and Jack Feiler has sole voting and dispositive power with respect to 13,264 Shares. Palisade does not beneficially own nor does it have voting or dispositive power over any of such 24,319 Shares.
(5)	Based upon a Schedule 13G dated February 13, 2004 filed with the SEC that indicates that Citigroup Inc. has shared voting and dispositive power with respect to these Shares. For purposes of the reporting requirements of the Exchange Act, certain direct and indirect wholly-owned subsidiaries of Citigroup Inc., including Citigroup Global Markets Inc., Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc. are also deemed to be the beneficial owner of all but 5,000 of such Shares.

Security Ownership of Management

The following table sets forth the Shares beneficially owned as of January 16, 2004 by each director, nominee for director, executive officer, and by the directors and executive officers of the Company as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the Shares set forth in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding (1)
J. Terrell Brown	51,543	(2)	*
William G. Byrnes	16,000	(3)	*
Harold B. Judell	76,090	(4)	*
Sidney W. Lassen	741,458	(5)	5.6%
Thomas A. Masilla, Jr.	247,861	(6)	1.9%
James W. McFarland	50,000	(7)	*
Richard L. Pearlstone	74,348	(8)	*
James R. Peltier	2,000		*
Theodore H. Strauss	75,100	(9)	*
James W. Brodie	86,687	(10)	*
Charles E. Miller, Jr.	1,500	(11)	*
All directors and executive officers as a group	1,422,587	(12)	10.8%

*	Indicates ownership of less than 1%.
(1)	Based on the number of Shares outstanding on March 19, 2004 which was 13,132,487 Shares.
(2)	Includes 33,000 Shares Mr. Brown has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan and 800 Shares owned by Mr. Brown’s wife.

(3)	Includes 5,000 Shares Mr. Byrnes has the right to purchase pursuant to exercisable options granted under the 1996 Stock Option Plan.
(4)	Includes 30,000 Shares Mr. Judell has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan, the Company’s 1989 Stock Option Plan and the 1996 Stock Option Plan and 550 Shares owned by Mr. Judell’s wife.
(5)	See note (2) to table under “Security Ownership of Certain Beneficial Owners.”
(6)	Includes (i) 20,621 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Masilla and (ii) 210,000 Shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan.
(7)	Includes 34,000 Shares Dr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan.
(8)	Mr. Pearlstone shares voting and investment power over 12,000 of these Shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these Shares as the beneficiary of certain trusts. Includes 30,000 Shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(9)	Includes 30,000 Shares Mr. Strauss has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(10)	Includes 81,250 Shares Mr. Brodie has the right to purchase pursuant to options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan.
(11)	Includes 1,500 Shares Mr. Miller has the right to purchase pursuant to options granted under the 1996 Stock Option Plan.
(12)	See notes (2) through (11) above.

1.    ELECTION OF DIRECTORS

Information Concerning Directors

The Company’s Articles of Incorporation and Bylaws, as amended, provide that the number of directors will be not less than one and not more than fifteen and that the directors will be divided into three classes containing as nearly equal a number of directors as possible, with one class standing for election each year. The board has set the number of directors at nine effective at the Meeting, and three of those directors are to stand for election at the Meeting. Each person so elected will serve until the 2007 Annual Meeting of Stockholders or until his successor is duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Meeting is necessary for election of a director.

The directors recommend a vote FOR the directors standing for election listed below. Unless instructed otherwise, proxies will be voted FOR these nominees. Although the directors do not contemplate that either of the nominees listed below will be unable to serve, if such a situation arises prior to the Meeting, the proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

The following table sets forth information regarding the directors standing for election and directors whose terms continue beyond the Meeting. Unless otherwise stated, each director has held the position indicated for at least the past five years.

Name, Tenure and Position(s) with the Company	Age	Principal Occupation and Business Experience for Past Five Years

Directors Standing for Election
J. Terrell Brown Director since 1995	64	Chairman of GMFS, LLC (mortgage lending) since May 1999. Prior to May 1999, Chairman and Chief Executive Officer of United Companies Financial Corporation (financial services).

Harold B. Judell Director since 1986	89	Senior partner in the law firm of Foley & Judell, LLP; Chairman of the Board of Dauphine Orleans Hotel Corporation.

Richard L. Pearlstone Director since 1986	56	President of The Pearlstone Group, Inc. (investments) since 1995; Chief Executive Officer of Cross Keys Asset Management, Inc. (investment advisors) since November 1986; and Chief Executive Officer of SNP Management LLC (management company) since November 1999.

Directors Whose Terms Expire in 2005
William G. Byrnes Director since 2002	51	Chairman of BuzzMetrics (consulting) since 1999; Chairman and CEO of Inceiba LLC (technology incubator) from June 1999 to December 2000; interim CEO of Meditrust Corporation from January 2000 to April 2000; Managing Director, Alex. Brown & Sons Incorporated prior to 1998.

James R. Peltier Director since 2004	73	Director of Hibernia Corporation from 1994-2003; Oral and Maxillofacial Surgeon (retired)

Sidney W. Lassen Chairman of the Board and Chief Executive Officer since 1986	69	Chairman of the Board and Chief Executive Officer of the Company; Chairman of the Board and Chief Executive Officer of Sizeler Realty.

Name, Tenure and Position(s) with the Company	Age	Principal Occupation and Business Experience for Past Five Years

Directors Whose Terms Expire in 2006

Thomas A. Masilla, Jr. Vice Chairman of the Board since 1994, President and Principal Operating Officer since 1995, Director since 1986	57	Vice Chairman of the Board since 1994, President and Principal Operating Officer since 1995 and Chief Financial Officer from 1996 through May 1999.

James W. McFarland Director since 1994	58	Dean of A.B. Freeman School of Business, Tulane University.

Theodore H. Strauss Director since 1994	79	Senior Managing Director with Bear Stearns & Co. Inc.

Independence

The Board, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director, other than Mr. Lassen, the Company’s Chairman and Chief Executive Officer, and Mr. Masilla, the Company’s President, is “independent” as defined by the listing standards of the New York Stock Exchange. No director has any material relationship with the Company other than those described in “Certain Transactions and Relationships” below.

Stockholder Communication With the Board

The Board of Directors has appointed James W. McFarland as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to James W. McFarland, Lead Independent Director, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062. Correspondence so addressed will be forwarded directly to Dr. McFarland.

Other Trusteeships and Directorships

The directors of the Company serve on the Boards of Directors or the Boards of Trustees of the following publicly held companies:

Name	Company
William G. Byrnes	LaQuinta Corporation CapitalSource Inc.

Sidney W. Lassen	Hibernia Corporation

James W. McFarland	Stewart Enterprises, Inc.

Theodore H. Strauss	Clear Channel Communications, Inc.

Committees and Meeting Data

The Executive Committee of the Board of Directors consists of Messrs. Byrnes, Judell, Lassen, Masilla, McFarland, Pearlstone and Strauss. It has all the authority of the Board of Directors between board meetings except as limited by Maryland law. The Executive Committee did not meet in 2003.

The Audit Committee of the Board of Directors currently consists of Messrs. McFarland, Byrnes, Judell and Peltier. Dr. Peltier joined the Board in January 2004 and was appointed to the Audit Committee effective

February 2004. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent public accountants. Each member of the Audit Committee is “independent” as that term is defined in the New York Stock Exchange listing standards. The Audit Committee and the Board of Directors have determined that James W. McFarland is an “Audit Committee Financial Expert” in accordance with the SEC rules and regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met five times during 2003. See “—Audit Committee Report” below.

The Compensation Committee currently consists of Messrs. Brown, Judell, McFarland and Strauss. The Compensation Committee met four times during 2003. The function of the Compensation Committee is to review the compensation program for executive officers and to administer the 1986 Stock Option Plan and the 1996 Stock Option Plan.

The Corporate Governance and Nominating Committee consists of Messrs. Byrnes, Judell and McFarland. The Corporate Governance and Nominating Committee met once during 2003. The functions of this committee are to identify individuals qualified to become Board members, to recommend Board members to fill vacancies on any committee, to develop and recommend a code of business conduct and ethics and corporate governance guidelines applicable to the Company.

Under the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee will take into account stockholder input with respect to processes and criteria for director selection, as such stockholders may influence the composition of the Board. Under this principle, the Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Chairman of the Board of the Company at 2542 Williams Boulevard, Kenner, Louisiana 70062 within the time periods set forth under “Stockholder Proposals for the 2005 Annual Meeting of Stockholders” below.

In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms.

During 2003 the full Board of Directors met on four occasions. All directors attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees of the Board on which such director served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2003, the Annual Meeting of Stockholders was attended by a majority of the directors.

Audit Committee Report.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. During 2003, the Audit Committee was composed of four directors, Messrs. McFarland, Byrnes, Fraenkel and Judell. Mr. Fraenkel resigned as a director on December 31, 2003, and on February 6, 2004, the Board of Directors appointed Dr. James R. Peltier to fill that vacancy. Each of the aforementioned members is independent as defined by the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter approved by the Board of Directors.

In carrying out our oversight responsibilities, we have reviewed, and management has described in reasonable detail to us, the Company’s procedures for identifying, recording and verifying the Company’s financial transactions, including the names, functions and practices of the Company personnel who have supervisory functions at various levels with respect to those activities.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. We have the responsibility to select the Company’s independent accountants and auditors, who are KPMG LLP. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors.

Our oversight does not provide us with an independent basis to determine with assurance that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards generally accepted in the United States and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent accountants do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared with integrity and in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence and reviewed the internal quality control report required by Section 303A.7(c)(iii)(A) of the New York Stock Exchange Listing Standards. The Audit Committee has determined that the fees paid by the Company to the auditors for non-audit services (disclosed elsewhere in the Proxy Statement) would not affect the auditors’ independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the written report of the independent accountants on the Company’s consolidated financial statements for the year-ended December 31, 2003, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

THE AUDIT COMMITTEE

JAMES W. McFARLAND, Chairman

WILLIAM G. BYRNES

HAROLD B. JUDELL

JAMES R. PELTIER*

*	Dr. Peltier became a member of the Audit Committee on February 6, 2004 and took no part in the Audit Committee activities prior to that time.

Executive Officers

The following is a listing of the Company’s executive officers. Unless otherwise stated, each executive officer has held the position indicated for at least the past five years.

Name, Tenure and Position(s) with the Company	Age	Principal Occupation and Business Experience for Past Five Years (1)
Sidney W. Lassen Chairman of the Board and Chief Executive Officer since 1986	69	See table under “Information Concerning Directors.”

Thomas A. Masilla, Jr. Vice Chairman of the Board since 1994, President and Principal Operating Officer since 1995 and Director since 1986	57	See table under “Information Concerning Directors.”

Charles E. Miller, Jr. Chief Financial Officer since 2002	50	Chief Financial Officer of the Company since December 2002; Corporate Controller and Chief Accounting Officer of Lodgian Inc. (Hospitality) from 2000 to 2002; Chief Financial Officer of HQ Global WorkPlaces Inc. (Executive Suites) from 1997 to 2000.

James W. Brodie Vice President since 1991 and Secretary since 1999	35	Vice President of the Company since 1991; Secretary of the Company since 1999; Assistant Secretary from 1997 to 1999.

Executive Compensation

Summary Compensation Table.    The following table contains information with respect to the annual and long-term compensation for the years ended December 31, 2003, 2002 and 2001 for the Company’s chief executive officer and each other person who was an executive officer of the Company on December 31, 2003 who received cash compensation in excess of $100,000 during 2002 (the “Named Officers”).

Name and Principal Position		Annual Compensation		Long Term Compensation Awards
All Other Compensation (3)
	Year	Salary	Bonus (1)	Options/SARs (2)
Sidney W. Lassen Chairman of the Board and Chief Executive Officer	2003 2002 2001	$354,000 354,000 325,000	$75,000 75,000 75,000	0 35,000 35,000	$35,400 35,400 32,500

Thomas A. Masilla, Jr. Vice Chairman of the Board, President and Principal Operating Officer	2003 2002 2001	$275,000 275,000 260,000	$50,000 50,000 50,000	0 25,000 25,000	$27,500 27,500 26,000

Charles E. Miller, Jr. Chief Financial Officer (4)	2003	$152,000	$12,500	0	$15,200

James W. Brodie Secretary and Vice President	2003 2002 2001	$200,000 193,000 180,000	$20,000 20,000 20,000	0 17,500 15,000	$20,000 19,300 18,000

(1)	This amount was paid one-half in shares of common stock and one-half in cash.
(2)	These options were granted under the 1996 Stock Option Plan.
(3)	These amounts were paid under a nonelective deferred compensation agreement with each Named Officer, pursuant to which an amount of deferred compensation was credited annually to a bookkeeping account maintained for them.
(4)	Mr. Miller joined the Company as an executive officer on December 16, 2002.

Option Grants.    No options were granted to the Named Officers during the year ended December 31, 2003.

Option Exercises and Fiscal Year End Values.    No Named Officer exercised options during 2003. The following table shows information with respect to the value of unexercised options held by the Named Officers as of December 31, 2003. Valuation calculations for unexercised options are based on the closing price ($10.71) of a Share on the New York Stock Exchange on December 31, 2003.

Aggregated Options/SAR Exercises with Last Fiscal Year

and FY-End Option/SAR Values

Name	Number of Unexercised Options/SARs at December 31, 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at December 31, 2003 ($) Exercisable/Unexercisable
Sidney W. Lassen Chairman of the Board and Chief Executive Officer	212,500/17,500	$339,250/$19,600

Thomas A. Masilla, Jr. Vice Chairman of the Board, President and Principal Operating Officer	197,500/12,500	$273,850/$14,000

Charles E. Miller, Jr. Chief Financial Officer	1,500/1,500	$2,835/$ 2,835

James W. Brodie Secretary and Vice President	72,500/8,750	$115,844/$ 9,800

Agreements with Executive Officers.    The Company has entered into an agreement with certain of its executive officers. Each agreement has a two-year term that is extended automatically each month so that the remaining term of the agreement is 24 months. Each such officer is entitled to a minimum base salary under his agreement ($354,000 for Mr. Lassen; $275,000 for Mr. Masilla; and $200,000 for Mr. Brodie). The board may terminate an agreement at any time with no further obligation upon a finding that an officer has breached or neglected his duties, and an officer may resign at any time upon 30 days’ notice. The board may also terminate an agreement at any time without cause; in that event, or upon death or disability, the officer is entitled to 24 months continued salary and (except in the case of death or disability) benefits. These agreements contain provisions for termination of employment upon a change in control that supersede the agreements’ regular termination provisions. In addition, the Company has entered into a Change in Control Agreement with Mr. Miller. Under each of these agreements, “change in control” is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 25% or more of the Shares; or the election of a member of the board whose nomination or election was not approved by a majority of the members of the board who were members of the board on the date of the agreement or whose election to the board was previously so approved; or a merger or similar transaction after which the Company’s stockholders hold 50% or less of the voting securities in the resulting entity. If, within 24 months of a change in control, either the Company terminates an officer’s employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or the officer resigns because of certain changes in the circumstances of his employment (including the assignment to the officer of duties inconsistent with his prior position; reduction in salary; or relocation), the officer is entitled to three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, and (iii) the amount the Company would have contributed for the officer for a year under its defined contribution plan. In addition, the officer is entitled to a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000. The agreements provide that if the receipt of benefits in connection with a change in control would subject an officer to excise tax under section 280G of the Code, then the officer will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee is composed of four directors, Messrs. Brown, McFarland, Judell and Strauss. The Compensation Committee believes that the primary goals of the Company’s compensation policies should be as follows:

•	To provide total compensation opportunities for executive officers which are competitive with those provided to persons in similar positions in companies with which the Company competes for employees.

•	To strengthen the mutuality of interest between management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Share ownership by executive officers.

In furtherance of these policies the Company adopted the agreements with officers and non-elective deferred compensation agreements which are described elsewhere in this Proxy Statement. The Company also adopted an Incentive Award Plan. The Compensation Committee believes that the agreements with officers provide the Company’s executive officers with sufficient compensation and security in their present positions. The non-elective deferred compensation agreements provide future benefits to the executive officers for retirement. The Compensation Committee believes that the Incentive Award Plan will align the interests of the executive officers with those of the stockholders by (i) basing incentive awards on funds from operations (“FFO”) per share, which the Company and the real estate investment trust industry believe to be an important measure of the financial performance of a real estate investment trust, and (ii) paying 50% of each incentive award in Shares. The Incentive Award Plan also grants the Compensation Committee discretion to make awards less than those indicated by the Incentive Award Plan’s targets if the Compensation Committee believes that reduction is appropriate. The Compensation Committee will continue to evaluate the Company’s compensation program to determine whether it is providing the incentives for which it is intended.

The Compensation Committee believes that the main purpose of base compensation is to provide sufficient compensation to the executive officers of the Company relative to salary levels for other real estate investment trusts and the officer’s level of responsibility. With respect to Mr. Lassen, the Company’s chief executive officer, the Committee considered a number of factors in setting the compensation set forth in the agreement with him, the most important of which were the level of compensation paid to chief executive officers of other real estate investment trusts relative in size to the Company and the success of the Company’s program instituting operating efficiencies, controlling costs and selective development of new properties, which was developed under Mr. Lassen’s direction.

In determining compensation to be paid to the executive officers of the Company other than Mr. Lassen in 2003, the Compensation Committee designed its compensation policies to align the interests of the executive officers of the Company with the Company’s business strategies. These policies are intended to reward executives for putting into effect the Company’s long-term business strategies and for enhancing stockholder value, while at the same time providing sufficient compensation to executives so that the Company can retain the services of executives whose abilities are critical to the Company’s long-term success.

The Compensation Committee believes that long term stock-based incentive compensation encourages senior management to operate in a manner consistent with the interests of the Company’s stockholders. In 2003, the stockholders of the Company approved amendments to the Company’s 1996 Stock Option Plan that give the Company the ability to grant additional types of awards under the plan. The Committee intends to use the flexibility given to it by the 1996 Stock Option Plan to develop equity awards for the Company’s executives that are effective in aligning the interest of management with those of the Company’s stockholders.

The Compensation Committee administers an Incentive Award Plan adopted by the Company in 1994. The purpose of the Plan is to reward eligible officers of the Company on the basis of their contribution to the Company. The Committee recognized the efforts of management in maintaining retail and apartment occupancy in a challenging economic environment. The Compensation Committee also considered the continued work on the Company’s two major apartment developments—Governor Gate Phase II in Pensacola, Florida and Greenbrier Estates in Slidell, Louisiana. The Committee recognized that, during the initial development and construction period, the substantial capital investment is non-income producing, but the capability and effort of management in undertaking these projects deserved recognition in the opinion of the Committee. Management is also undertaking an important upgrading and partial redesign of the Company’s apartment properties in Mobile, Alabama, which also results in partial deferral of the returns on the new investment. Considering all of the above factors, among others, the Compensation Committee granted bonuses to executive officers totaling $157,500 (paid one-half in cash and one-half in shares of common stock of the Company).

J. TERRELL BROWN, Chairman

JAMES W. McFARLAND

HAROLD B. JUDELL

THEODORE H. STRAUSS

Members of the Compensation Committee

Performance Comparison

Set forth below is a line graph comparing the percentage change in the cumulative total return to stockholders on the Shares over the five years ended December 31, 2003 against the cumulative total return of a Peer Group of diversified real estate investment trusts, the Standard & Poor’s 500, the Wilshire REIT Index and the Wilshire RE Securities Index. The companies contained in the Peer Group are listed in the footnote below.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
The Company	100	102.81	98.50	141.27	159.74	201.87
S&P 500	100	121.11	110.34	97.32	75.75	97.51
Wilshire RE Securities Index	100	96.81	126.57	139.81	143.53	196.75
Wilshire REIT Index	100	97.42	127.67	143.44	148.57	202.32
Sizeler Custom Peer Group (1)	100	93.33	126.04	142.02	158.36	208.91

(1)	The Peer Group consists of the following companies in addition to the Company: BNP Properties, BRT Realty Trust, Colonial Properties Trust, Cousins Properties Incorporated, Duke Realty Corporation, EastGroup Properties, Inc., EQK Realty Investors (data through Sept. 21, 2000), Glenborough Realty Trust, Inc., HMG/Courtland Properties, Inc., Income Opportunity Realty Investors, Inc., Kramont Realty Trust, Lexington Corporate Properties Trust, MGI Properties (data through Sept. 27, 2000), Property Capital Trust (data through June 4, 1999), Presidential Realty Corporation, Pennsylvania Real Estate Investment Trust, Pittsburgh & West Virginia Railroad, Transcontinental Realty Investors, and Washington Real Estate Investment Trust.

Directors’ Fees

Directors who are also executive officers of the Company are not separately compensated for their services as directors. Directors who are not executive officers are compensated in accordance with the Company’s 1994 Directors’ Stock Ownership Plan (the “Directors’ Plan”). The Directors’ Plan provides for a stock award of 2,000 Shares to be made to each director annually on the first business day following January 15. A director may elect to be paid a cash substitute rather than all or part of an annual stock award. The cash substitute will equal 90% of the value of the Shares for which the director elects the cash substitute. Directors are also paid a meeting fee of $1,000 per board meeting and $500 per committee meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of reports filed pursuant to Section 16(a) of the Exchange Act or written representations from directors and executive officers required to file such reports, the Company believes that all such filings required of its executive officers and directors were timely made.

Certain Transactions and Relationships

Relationships with Sizeler Realty.    As previously discussed, Mr. Lassen is an officer and director of both the Company and Sizeler Realty. The Company’s relationships with Sizeler Realty are as follows:

Real Property Title Subsidiaries.    The Company through wholly-owned subsidiaries, owns its interest in Southland Mall, North Shore Square Mall, Gonzales Plaza, Hammond Square Mall, Westgate Shopping Center, Westland Shopping Center, Airline Park Shopping Center, Azalea Gardens Shopping Center, Colonial Shopping Center, Steeplechase Apartments, Garden Lane Apartments, Georgian Apartments, Colonial Manor Apartments, Magnolia Place Apartments, Governors Gate Apartments, Greenbrier Estates and developable land through limited liability companies or partnerships in which the Company has a 99% interest and its partner has a 1% interest. In each case, its partner is Siz-Investors, Inc. or certain minority entities (collectively “Siz-Investors, Inc.”), which are owned by Sizeler Realty.

On March 9, 2004 the Company, through a wholly-owned subsidiary, agreed to purchase all of the outstanding shares of Siz-Investors, Inc. This purchase is represented by a put to the wholly-owned subsidiary of the Company. The total purchase price of the transaction is $431,559 in cash which represents all of the invested cash capital paid into Siz-Investors, Inc. by Sizeler Realty and which was subsequently invested in various partnerships. Siz-Investors, Inc., as the general partner, owns a 1% interest in all of the perpetual partnerships (in which the Company owns the remaining 99% interest) which own all of the Company’s real properties listed in the preceding paragraph. Upon exercise of the put, Siz-Investors, Inc. will continue to exercise its duties as general partner of the various partnerships. The put will expire on December 31, 2004.

Engineering Consulting Fees.    The Company paid $14,000 in 2003 and 2002, and $17,000 in 2001, for engineering consulting fees to a majority-owned subsidiary of Sizeler Realty.

Southwood Shopping Center.    In March 1991, the Company purchased a 50% interest in the Southwood Shopping Center (“Southwood”) from Sizeler Realty (LaPalco), Inc. (“LaPalco”), a wholly-owned subsidiary of Sizeler Realty, for $900,000. Southwood is subject to a long-term ground lease expiring on March 31, 2031 from an entity, currently Southwood Shopping Center, LLC, in which Mr. and Mrs. Lassen, Mrs. Lassen’s brother and his wife own the total interests. The rent under the ground lease is 50% of cash flow (after debt service and certain other adjustments) up to a maximum of $225,000, and in the event the rental payment shall reach $225,000 in any year, it shall remain fixed at $225,000 for each year thereafter. Ground rent in the amount of $10,000 was paid under the lease agreement in 2003. Ground rent of $27,000 was paid in 2002, while no ground rent was paid in 2001. The Company and LaPalco contributed their interests in Southwood to a joint venture in partnership form. The Company is entitled to a preferential return on its investment in the partnership before

LaPalco receives a like distribution, after which time distributions are pro rata between the two partners. The Company’s preferential return is equal to 11.25% of (i) its initial contributions to the partnership (valued at $900,000) plus (ii) any subsequent contributions less (iii) any distributions to the Company from sums available from sale or refinancing. During the year ended December 31, 2003, the preferential return was $101,000. LaPalco is the primary obligor on a mortgage note payable, guaranteed by Sizeler Realty, which LaPalco is solely obligated to pay out of its partnership distributions or other sources. At December 31, 2003, the balance of the mortgage note payable was $876,000. Although the Company is not an obligor on the mortgage note payable, the partnership’s interest in Southwood is subordinated to the mortgage encumbering the property.

Westland Shopping Center Office Lease.    The Company leases approximately 14,000 s.f. at the Westland Shopping Center to Sizeler Realty under a lease that began in January 1987. Under this lease, Sizeler Realty paid annual rent, including expense reimbursements, of $111,000 in 2003 and 2002, and $105,000 in 2001. The Company determined this rent by reference to the rental rates for retail space in the Center occupied by unrelated tenants. The lease expires on January 31, 2007 and provides for one remaining five-year renewal option.

Other Relationships.

Westland Shopping Center Ground Rent.    The Company holds its interest in the Westland Shopping Center pursuant to a long-term ground lease which was originally with two trusts for the benefit of the wife of Mr. Lassen and her brother. This ground lease was approved by a majority of the Company’s independent directors in 1986 and the expiration date was extended to December 31, 2046. The trusts were established to liquidate after the death of the last to die of the grantors. In accordance with these terms, the trusts were terminated in 1998, and the two beneficiaries conveyed their interests in the ground at Westland to Westland Shopping Center, LLC, which they own equally. The Company contractually paid ground rent of $63,000 in 2003, $65,000 in 2002 and $61,000 in 2001.

Sizeler Real Estate Management Co., Inc.    (“SREMCO”) SREMCO provides fee-based leasing and property management services to third parties, including various entities in which Mr. Lassen or members of his family own equity interests. These services are provided on the same terms as available to unrelated third parties. In 2003 the Company received management fees and commissions of approximately $294,000 for services provided to various entities in which Mr. Lassen and/or his spouse has an interest. The Company understands that the fees and commissions paid to SREMCO by these properties, in each case, do not exceed 5% of the payor’s revenues.

Hibernia Bank Credit Facility.    Mr. Lassen is a director and Vice Chairman of Hibernia National Bank (“Hibernia”) and Hibernia Corporation. At December 31, 2003, $15,000,000 of the Company’s $60,000,000 of bank lines of credit was provided by Hibernia. The Company had borrowings under this line totaling $11,633,000 at December 31, 2003. The Company had borrowings under a line of credit from Hibernia totaling $100,000 at December 31, 2002. The Company understands that this loan was made in compliance with federal banking Regulation O which requires that the loan be made on substantially the same terms (including interest rate and collateral) as made available to, and following credit underwriting procedures no less stringent than applicable to, third parties.

Financial Statement Disclosures Concerning These Matters.    For further information about transactions between the Company and directors and officers or related interests, including information required to be disclosed under the SEC’s accounting rules, please refer to Note G of the Notes to Consolidated Financial Statements contained in the Company’s 2003 Annual Report to Stockholders.

Equity Compensation Plans

The following table sets forth the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2003. All of the equity compensation plans have been approved by the Company’s stockholders.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	793,250	$9.28	1,303,573	(1)

(1)	Includes 1,122,500 shares remaining under the Company’s 1996 Stock Option and Incentive Plan, as amended, and 181,073 shares remaining under the Company’s 1994 Incentive Award Plan

2.    OTHER MATTERS

The directors know of no business to be brought before the Meeting other than as set forth above. If, however, any other business should properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed KPMG LLP, independent public accountants, to act as auditors for the fiscal year ending December 31, 2004. KPMG LLP has audited the books of the Company since 1995. A representative of KPMG LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2003 and 2002.

	2003	2002
Audit Fees (1)	$75,000	$75,000
Audit-Related Fees (2)	9,500	31,000
Tax Fees (3)	30,000	39,125
All Other Fees (4)	31,505	0
Total	$146,005	$145,125

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of review of the Company’s registration statements.
(3)	Tax fees principally included fees for tax compliance, tax advice and tax planning.
(4)	All other fees principally include tax consulting fees.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected KPMG LLP’s independence.

STOCKHOLDER PROPOSALS FOR THE 2004

ANNUAL MEETING OF STOCKHOLDERS

Proposals in Company’s Proxy Statement

Stockholder proposals submitted for inclusion as a stockholder proposal in the Company’s proxy materials for the 2005 Annual Meeting of Stockholders must be received by the Company at its office at 2542 Williams Boulevard, Kenner, Louisiana 70062 no later than December 7, 2004.

Proposals to be Introduced at the 2005 Annual Meeting

For any stockholder proposal to be presented in connection with the 2005 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Company’s Chairman of the Board in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Chairman of the Board at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

Under the Company’s Bylaws, based upon an initial mailing date of April 5, 2004, for this Proxy Statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2005 Annual Meeting of Stockholders but not intending the proposal to be included in the Company’s proxy materials should give written notice to the Company’s Chairman of the Board not later than January 6, 2005 and not earlier than December 7, 2004.

The advance notice provisions in the Company’s Bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of the advance notice and eligibility provisions with respect to the Company, are set forth in Article II, Section 9, 11 and 12 of the Bylaws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Chairman of the Board of the Company at 2542 Williams Boulevard, Kenner, Louisiana 70062.

By Order of the Board of Directors

THOMAS A. MASILLA, JR.

President

Kenner, Louisiana

SIZELER PROPERTY INVESTORS, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET https://www.proxyvotenow.com/siz	TELEPHONE 1-866-257-2288	MAIL

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-257-2288

CALL TOLL-FREE TO VOTE

ê    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET    ê

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS: Election of the three nominees listed below to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified.			2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	*EXCEPTIONS ☐	To change your address, please mark this box. ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his name in the list below.			To include any comments, please mark this box. ☐
Nominees: 01—J. Terrell Brown, 02—Harold B. Judell and 03—Richard Pearlstone

S C A N     L I N E

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE(S). A corporation is requested to sign its name by its President or other authorized officer, with the office held so designated. A partnership should sign in the partnership name by an authorized person. Executors, trustees, administrators, etc. are requested to indicate the capacity in which they are signing. JOINT TENANTS SHOULD BOTH SIGN.

Date Share Owner sign here	Co-Owner sign here

4559

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard, Kenner, Louisiana 70062

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SIDNEY W. LASSEN and THOMAS A. MASILLA, JR. and each or either of them, Proxies for the undersigned, with full power of substitution, to vote all shares of common stock, par value $.0001 per share, of Sizeler Property Investors, Inc. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Colony Hotel 155 Hammon Ave., Palm Beach, Florida on Friday, May 7, 2004 at 10:00 a.m., local time, or any adjournment thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS FAVORS A VOTE FOR PROPOSAL 1. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 ON THE REVERSE SIDE, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY MATTER REFERRED TO IN 2 ON THE REVERSE. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IF YOU ARE VOTING BY MEANS OF THIS PROXY CARD, THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be dated and signed on the reverse side.)	SIZELER PROPERTY INVESTORS, INC. P.O. BOX 11162 NEW YORK, N.Y. 10203-0162